Exhibit 99.1

100 Carillon Parkway • St. Petersburg, FL 33716

NEWS FOR IMMEDIATE RELEASE

Contacts:
Henri Van Parys	Cindy Williams
Corporate Communications Manager	Investor Relations Manager
727.214.1072	727.214.3438
henri.vanparys@FADV.com	clwilliams@FADV.com

FIRST ADVANTAGE AFFIRMS GROWTH STRATEGY BY

APPOINTING ANDREW MACDONALD AS SENIOR VICE PRESIDENT OF

CORPORATE DEVELOPMENT

ST. PETERSBURG, Fla., Sept. 17, 2007 — First Advantage Corporation (NASDAQ: FADV), a global risk mitigation and business solutions provider, today announced that Andrew Macdonald has been promoted to the position of senior vice president of corporate development to direct and manage the company’s strategic acquisition related initiatives. Reporting to President and CEO Anand Nallathambi, Macdonald will be part of the corporate executive team.

“Going forward, strategic acquisitions and partnerships will be areas of heightened corporate focus,” said Nallathambi. “Andy has been instrumental in both accelerating the growth of the Investigative and Litigation Support Services segment and directing many of our previous acquisitions. We are leveraging his talents by giving him responsibility for this key initiative.”

Under Macdonald’s leadership, the Investigative and Litigation Support Services segment revenue has increased from $34.6 million in 2005 to $59.2 million in 2006 and to $34.2 million in the first six months of 2007, while operating margins have increased from 6.1 percent in 2005 to 19.3 percent in the first half of 2007. He has been instrumental in bringing in tenured leadership to manage the companies in this segment, and these leaders will continue to run the businesses with his oversight.

Macdonald joined First Advantage in 2002 through the acquisition of Employee Health Programs, where he was president and chief executive officer. He is a member of the Oxford College Board of Counselors and a director of Best Practices, LLC, a Bethesda, Md. health sciences company. He has a bachelor’s degree in Business Administration from Emory University.

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) combines industry expertise with information to create products and services that organizations worldwide use to make smarter business decisions. First Advantage is a leading provider of consumer credit information in the mortgage, automotive and specialty finance markets; business credit information in the transportation industry; lead generation services; motor vehicle record reports; supply chain security consulting; employment background verifications; occupational health services; applicant tracking systems; recruiting solutions; skills and behavioral assessments; business tax consulting services; insurance fraud, corporate and litigation investigations; surveillance; computer forensics; electronic discovery; data recovery; due diligence reporting; resident screening; property management software; renters insurance and consumer location services. First Advantage ranks among the top companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 4,700 employees in offices throughout the United States and abroad. More information about First Advantage can be found at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a FORTUNE 500® company that traces its history to 1889. First American is America’s largest provider of business information, supplying businesses and consumers with valuable information products to support the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

# # #